ARTICLES OF AMENDMENT
                                 to the
                       ARTICLES OF INCORPORATION

(Filed with the Colorado Secretary of State on May 29, 1996.)

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation.

     FIRST:  The name of the corporation is Hallador Petroleum Company.

     SECOND: The following amendment to the Articles of Incorporation was adopted on May 29, 1996, as prescribed by the Colorado Business Corporation Code, in the manner marked with an X below:

     ___ No shares have been issued or Directors Elected - Action by Incorporators
     ___ No shares have been issued but Directors Elected - Action by Directors

     ___ Such amendment as adopted by the board of directors where shares have been issued.

     _X_ Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

          RESOLVED, that, upon the filing of these Articles of Amendment to the Articles of Incorporation, each one hundred (100) shares of the Corporation's Common Stock issued and outstanding at the time Articles of Amendment containing this amendment are filed with the Secretary of State of Colorado shall be and hereby are automatically changed and reclassified without further action into one (1) fully paid and nonassessable share of the Corporation's Common Stock, provided that no fractional shares shall be issued pursuant to such change and reclassification. The Corporation shall pay to each shareholder who would otherwise be entitled to a factional share as a result of such change and reclassification the cash value of such fractional share based upon the average of the closing bid and asked quotations on the National Association of Securities Dealers Automated Quotations System, as reported by the NASD OTC Bulletin Board Service, for the trading period commencing on May 13, 1996 and continuing until the day preceding the date Articles of Amendment containing this amendment are filed with the Secretary of State of Colorado.

          FURTHER RESOLVED, that, on the day after the filing of these Articles of Amendment to the Articles of Incorporation, each share of Common Stock shall automatically be forward split and each such share shall become ten shares of Common Stock.

     THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is a follows: None.

If these amendments are to have a delayed effective date, please list that date:_____________________________

(Not to exceed ninety (90) days from the date of filing).


                                             /s/ Victor P. Stabio
                                        By:  Victor P. Stabio
                                             President